Exhibit 10.1
Katy Fink
Vice President, Chief Human Resources Officer
2825 Airview Boulevard
Kalamazoo, MI 49002 USA
P 269 389 7721

www.stryker.com

August 16, 2021

Dear Tim:

In connection with your decision to retire from Stryker in 2023 and to develop a plan for transitioning your roles and responsibilities prior to your retirement, it is with pleasure that I hereby confirm our offer for you to serve as Advisor to the CEO, reporting to Kevin Lobo until your retirement from Stryker on March 31, 2023 (“Advisory Period”).

Your effective date in the role of Advisor to the CEO will begin as of October 1, 2021. In this role, you will transition your responsibilities as President to the CEO and as the Chief Operating Officer to the new leadership team responsible for the businesses and teams you currently lead, provide support to new leadership with strategic decisions, and provide other leadership and support as requested by Stryker for other matters prior to your retirement. Your retirement date will be March 31, 2023 (“Retirement Date”). The terms of your compensation and benefits will remain the same as is currently in effect through the Retirement Date:

•Your salary will remain at the annualized amount of $825,000. You will not be eligible for salary increases during Stryker’s regular compensation review process during the term of your Advisory Period.

•You will continue to be eligible for the 2021, 2022 and 2023 incentive bonuses with a target bonus percentage of 100% ($825,000). Terms of the bonus and your objectives will remain consistent with the applicable Bonus Plans for 2021 and 2022. Your 2023 incentive bonus opportunity will be prorated to reflect your time worked during 2023 (Q1 only) and will be calculated based upon the average of 2021 and 2022 performance levels.

•Your participation in Stryker’s 401(k) plan, Supplemental Executive Retirement Plan, and stock awards including stock options, RSUs and PSUs will continue to be governed by the terms of those plans. Included in these terms is the ongoing vesting of granted stock awards through the retirement date of March 31, 2023. You will not be eligible to receive ongoing stock awards during the term of your Advisory Period.

Other provisions of your employment relationship with Stryker will continue in effect, meaning that you agree to abide by the requirements and guidelines set forth in Stryker’s Code of Conduct and other policies (including but not limited to guidelines concerning Conflicts of Interest), Stryker’s Employee Handbook and the terms of Stryker’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement that you signed. You also acknowledge that you are aware of Stryker’s at-will employment relationship with you.

To accept this offer, please sign this letter on the space provided below and return it to me. If you have any questions, please feel free to contact me.

Sincerely,

/s/ KATY FINK
Katy Fink
Vice President, Chief Human Resources Officer

I accept this offer of employment with Stryker and agree to the terms and conditions outlined in this letter:

/s/ TIMOTHY J. SCANNELL	8/16/2021
Timothy J. Scannell	Date

c: Employee file, Kevin Lobo